For Further Information Contact:
David Renauld
Vice President, Corporate Affairs
(413) 584-1425

FOR IMMEDIATE RELEASE

TERABEAM ANNOUNCES FIRST QUARTER 2007 FINANCIAL RESULTS

San Jose, CA, May 9, 2007– Terabeam, Inc. (NASDAQ:TRBM), a global pioneer and leading developer and supplier of Mesh, WiMAX, Wi-Fi and Millimeter Wave wireless products and solutions, today announced its financial results for the first quarter ended March 31, 2007.

Revenue for the quarter ended March 31, 2007 was $17.7 million, a decrease of approximately 3% from the revenue of $18.2 million for the quarter ended December 31, 2006 and a decrease of approximately 4% from the revenue of $18.5 million for the quarter ended March 31, 2006.

The net loss for the quarter ended March 31, 2007 was $3.0 million ($0.14 per share-diluted) compared to net loss of $2.0 million ($0.09 per share-diluted) for the quarter ended December 31, 2006 and net loss of $4.5 million ($0.21 per share-diluted) for the quarter ended March 31, 2006.

Robert Fitzgerald, Terabeam’s Chief Executive Officer, stated “We are pleased with the continued stabilization we experienced in the first quarter of 2007.  We believe our results for the first quarter, which is typically our weakest quarter, together with our new products and momentum we are seeing in the marketplace, position us well for the rest of 2007.”

Conference Call Information

Terabeam will host a conference call to discuss this release, financial results, developments at the company, and other matters of interest to investors and others today, May 9, 2007 starting at 5:00 p.m. Eastern Time.  The discussion may include forward-looking information.

To participate in this conference call, please dial 800-231-9012 (or 719-457-2617 for international callers), confirmation code 4359680 for all callers, atleast ten minutes before start time.  The conference call will also be broadcast live over the Internet.  Investors and others are invited to visit Terabeam’s website at http://www.terabeam.com to access this broadcast.  Replays will be available telephonically for approximately one week by dialing 888-203-1112 for domestic callers and 719-457-0820 for international callers, confirmation code 4359680 for all callers, and over the Internet for approximately 90 days at Terabeam’s website at http://www.terabeam.com.

Terabeam Announces First Quarter 2007 Financial Results
May 9, 2007

About Terabeam
Terabeam, Inc. has two primary subsidiaries Proxim Wireless Corporation and Ricochet Networks, Inc.  Proxim Wireless Corporation is a global leader in providing WiMAX, Wi-Fi, and other broadband wireless solutions to meet the performance, scalability, and security requirements of enterprises, government, and service providers.  Ricochet Networks, Inc. is a leading portable Wireless Internet Service Provider (WISP) with operational markets in Denver, Colorado and San Diego, California.  Additional information about the company can be found at the company's website located at http://www.terabeam.com or by contacting the company by telephone at 413-584-1425 or by email at IR@terabeam.com.

Safe Harbor Statement
Statements in this press release that are not statements of historical facts are forward-looking statements that involve risks, uncertainties, and assumptions.  Terabeam’s actual results may differ materially from the results anticipated in these forward-looking statements.  The forward-looking statements involve risks and uncertainties that could contribute to such differences including those relating to and arising from the ongoing uncertainty in the telecommunications industry and larger economy; the intense competition in our industries and resulting impacts on our pricing, gross margins, and general financial performance; time and costs associated with developing and launching new products; uncertainty about market acceptance of products we introduce; potential long sales cycles for new products such that there may be extended periods of time before new products contribute positively to our financial results; decisions we may make to delay or discontinue efforts to develop and introduce certain new products; time, costs, political considerations, typical multitude of constituencies, and other factors involved in evaluating, equipping, installing, and operating municipal networks; difficulties or delays in developing and supplying new products with the contemplated or desired features, performance, compliances, certifications, cost, price, and other characteristics and at the times and in the quantities contemplated or desired; the difficulties in predicting Terabeam’s future financial performance; and the impacts and effects of any other strategic transactions Terabeam may evaluate or consummate.  Further information on these and other factors that could affect Terabeam’s actual results is and will be included in filings made by Terabeam from time to time with the Securities and Exchange Commission and in its other public statements.

- Financial Tables Follow -

Terabeam Announces First Quarter 2007 Financial Results
May 9, 2007

TERABEAM, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2007	2006
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$7,912	$10,290
Investment securities – available-for-sale	201	168
Accounts receivable, net	6,814	5,539
Inventory	9,301	10,142
Prepaid expenses	1,602	1,246
Total current assets	25,830	27,385

Property and equipment, net	2,563	2,660
Other Assets:
Restricted cash	76	76
Goodwill	7,922	7,922
Intangible assets, net	11,012	11,545
Deposits and prepaid expenses	297	287
Total other assets	19,307	19,830
Total assets	$47,700	$49,875
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$13,830	$13,887
Deferred revenue	2,767	2,198
License agreement payable - current maturities	879	868
Total current liabilities	17,476	16,953
License agreement payable, net of current maturities	1,864	2,088
Total liabilities	19,340	19,041
Commitments and contingencies
Stockholders’ Equity	-	-
Preferred stock, $0.01 par value; authorized 4,500,000, none issued at March 31, 2006 and December 31, 2005	-	-
Common stock, $0.01 par value, 100,000,000 shares authorized, 21,540,865 issued and outstanding at March 31, 2006 and 21,446,217 issued and outstanding at December 31, 2005	216	216
Additional paid-in capital	58,454	57,976
Retained earnings (accumulated deficit)	(30,271)	(27,285)
Treasury stock	-	-
Accumulated other comprehensive income:
Net unrealized gain (loss) on available-for-sale securities	(39)	(73)
Total stockholders’ equity	28,360	30,834
Total liabilities and stockholders’ equity	$47,700	$49,875

Terabeam Announces First Quarter 2007 Financial Results
May 9, 2007

TERABEAM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)
	Three Months Ended March 31,
	2007	2006
Revenues	$17,658	$18,536
Cost of goods sold	9,732	10,895
Gross profit	7,926	7,641
Operating expenses:
Selling costs	4,745	4,269
General and administrative	3,409	3,334
Research and development	2,810	4,886
Total operating expenses	10,964	12,489
Operating loss	(3,038)	(4,848)
Other income (expenses):
Interest income	44	88
Interest expense	(34)	(33)
Other income (loss)	66	331
Total other income (expenses)	76	386
Loss before income taxes	(2,962)	(4,462)
Benefit (provision) for income taxes	(24)	(21)
Net loss	$(2,986)	$(4,483)

Weighted average shares - basic and diluted	21,553	21,462
Loss per share, basic and diluted	$(0.14)	$(0.21)